Exhibit 10.1

CREDIT AGREEMENT

Dated as of February 29, 2024

among

NORTECH SYSTEMS INCORPORATED,

as the Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as the Lender

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	21
1.03	Accounting Terms.	22
1.04	Rounding.	23
1.05	Times of Day.	23
1.06	Letter of Credit Amounts.	23
1.07	UCC Terms.	23
1.08	Rates	23
1.09	Acknowledgment of Indebtedness and Release; Effect of Restatement.	24

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS		24
2.01	Loans Made Under the Prior Loan Agreement.	24
2.02	Loans.	25
2.03	Borrowings, Conversions and Continuations of Loans.	25
2.04	Letters of Credit.	26
2.05	Prepayments.	30
2.06	Termination or Reduction of Commitments.	31
2.07	Repayment of Loans.	31
2.08	Interest and Default Rate.	32
2.09	Fees.	32
2.10	Computation of Interest and Fees.	33
2.11	Payments Generally.	33
2.12	Cash Collateral.	33

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		34
3.01	Taxes.	34
3.02	Illegality.	34
3.03	Inability to Determine Rates.	35
3.04	Increased Costs.	36
3.05	Compensation for Losses.	37
3.06	Survival.	38

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		38
4.01	Conditions of Initial Credit Extension.	38
4.02	Conditions to all Credit Extensions.	40

ARTICLE V REPRESENTATIONS AND WARRANTIES		40
5.01	Existence, Qualification and Power.	40
5.02	Authorization; No Contravention.	41
5.03	Governmental Authorization; Other Consents.	41
5.04	Binding Effect.	41
5.05	Financial Statements; No Material Adverse Effect.	41
5.06	Litigation.	42
5.07	No Default.	42
5.08	Ownership of Property.	42
5.09	Environmental Matters.	42
5.10	Insurance.	43
5.11	Taxes.	43
5.12	ERISA Compliance.	43
5.13	Margin Regulations; Investment Company Act.	44
5.14	Disclosure.	45
5.15	Compliance with Laws.	45

5.16	Solvency.	45
5.17	Casualty, Etc.	45
5.18	Sanctions Concerns and Anti-Corruption Laws.	45
5.19	Responsible Officers.	46
5.20	Subsidiaries; Equity Interests; Loan Parties.	46
5.21	Collateral Representations.	46
5.22	Beneficial Ownership Certification.	48
5.23	Labor Matters.	48

ARTICLE VI AFFIRMATIVE COVENANTS		48
6.01	Financial Statements.	48
6.02	Certificates; Other Information.	49
6.03	Notices.	50
6.04	Payment of Obligations.	51
6.05	Preservation of Existence, Etc.	51
6.06	Maintenance of Properties.	51
6.07	Maintenance of Insurance.	51
6.08	Compliance with Laws.	52
6.09	Books and Records.	52
6.10	Inspection Rights.	52
6.11	Use of Proceeds.	53
6.12	Material Contracts.	53
6.13	Covenant to Guarantee Obligations.	53
6.14	Covenant to Give Security.	53
6.15	Compliance with Terms of Leaseholds.	54
6.16	Compliance with Environmental Laws.	54
6.17	Anti-Corruption Laws; Sanctions.	54
6.18	Cash Management.	55
6.19	Further Assurances; Post-Closing.	55

ARTICLE VII NEGATIVE COVENANTS		55
7.01	Liens.	55
7.02	Indebtedness.	57
7.03	Investments.	57
7.04	Fundamental Changes.	58
7.05	Dispositions.	58
7.06	Restricted Payments.	58
7.07	Change in Nature of Business.	59
7.08	Transactions with Affiliates.	59
7.09	Burdensome Agreements.	59
7.10	Use of Proceeds.	59
7.11	Financial Covenants.	59
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.	60
7.13	Sale and Leaseback Transactions.	60
7.14	Prepayments, Etc. of Indebtedness.	60
7.15	Sanctions.	60
7.16	Anti-Corruption Laws.	60

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		60
8.01	Events of Default.	60
8.02	Remedies upon Event of Default.	62
8.03	Application of Funds.	63

2

ARTICLE IX CONTINUING GUARANTY		63
9.01	Guaranty.	63
9.02	Rights of Lender.	64
9.03	Certain Waivers.	64
9.04	Obligations Independent.	64
9.05	Subrogation.	64
9.06	Termination; Reinstatement.	64
9.07	Stay of Acceleration.	65
9.08	Condition of Borrower.	65
9.09	Appointment of Borrower.	65
9.10	Right of Contribution.	65
9.11	Keepwell.	65

ARTICLE X MISCELLANEOUS		66
10.01	Amendments, Etc.	66
10.02	Notices; Effectiveness; Electronic Communications.	66
10.03	No Waiver; Cumulative Remedies; Enforcement.	67
10.04	Expenses; Indemnity; Damage Waiver.	67
10.05	Payments Set Aside.	68
10.06	Successors and Assigns.	68
10.07	Treatment of Certain Information; Confidentiality.	69
10.08	Right of Setoff.	69
10.09	Interest Rate Limitation.	70
10.10	Integration; Effectiveness.	70
10.11	Survival of Representations and Warranties.	70
10.12	Severability.	70
10.13	Governing Law; Jurisdiction; Etc.	71
10.14	Waiver of Jury Trial.	71
10.15	Subordination.	72
10.16	No Advisory or Fiduciary Responsibility.	72
10.17	Electronic Execution; Electronic Records; Counterparts.	72
10.18	USA PATRIOT Act Notice.	73
10.19	Time of the Essence.	74
10.20	Acknowledgement Regarding Any Supported QFCs.	74

3

BORROWER PREPARED SCHEDULES

Schedule 1.01(b)	Responsible Officers
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Equity Interests
Schedule 5.21(g)(i)	Owned and Leased Real Property
Schedule 5.21(g)(ii)	Chief Executive Offices/Other Locations
Schedule 5.21(h)	Material Contracts
Schedule 6.14	Excluded Accounts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments
Schedule 7.07	Change in Nature of Business

LENDER PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 2.01(b)	Existing Letters of Credit

EXHIBITS

Exhibit A	(Form of) Compliance Certificate
Exhibit B	(Form of) Joinder Agreement
Exhibit C	(Form of) Loan Notice
Exhibit D	(Form of) Solvency Certificate
Exhibit E	(Form of) Notice of Loan Prepayment
Exhibit F	(Form of) Officer’s Certificate

4

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 29, 2024, among NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the “Borrower”), the other Loan Parties from time to time party hereto, and BANK OF AMERICA, N.A., a national banking association (together with its successors and/or assigns, “Lender”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower and the Lender are parties to that certain Loan and Security Agreement dated June 15, 2017 (as amended prior to the date hereof, the “Prior Loan Agreement”), pursuant to which the Lender made certain loans and other financial accommodations to the Borrower, as evidenced, governed, and secured by the Loan Documents (as defined in the Prior Loan Agreement);

WHEREAS, the Borrower has requested that the Lender (a) advance a new revolving loan in the aggregate amount of up to $15,000,000 to refinance the outstanding principal balance of the Revolver Loan and the Term Loan (each as defined in the Prior Loan Agreement) and for other general corporate purposes of the Borrower, and (b) amend certain provisions of the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) as more fully set forth herein; and

WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, the rate per annum for (a) Revolving Loans that are Base Rate Loans shall be 0.75%, (b) Revolving Loans that are Term SOFR Loans shall be 1.75%, (c) the Letter of Credit Fee shall be 1.75%, and (d) the Commitment Fee shall be 0.20%. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related Consolidated statements of income, Shareholders’ Equity and comprehensive income, and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorization to Share Insurance Information” means the authorization in form and substance satisfactory to the Lender (or such other form as required by each of the Loan Party’s insurance companies).

“Availability” means the sum of the Revolving Commitment minus the Total Revolving Outstandings.

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Revolving Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus one percent (1.00%), subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by the Lender pursuant to Section 2.02(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as Collateral for L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least Prime–1” (or the then equivalent grade) by Moody’s or at least “A–1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” (a) (1) any person or group other than the group consisting of Curtis Squire, Inc. and members of the Kunin family (together, the “Kunin Group”) is at any time the beneficial owner of thirty percent (30%) or more of the equity securities of the Borrower entitled to vote for the election of directors (the “Voting Securities”), and (2) such other person or group then owns a greater percentage of the Voting Securities than the Kunin Group; or (b) the sale or transfer of all or substantially all assets of the Borrower.

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, any Qualifying Control Agreements, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Lender pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for the most recently completed Measurement Period; plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication), (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, and (iv) any non-cash items reducing Consolidated Net Income, including without limitation, (1) any asset impairment or restructuring costs in an aggregate amount not to exceed the lesser of (x) $750,000 or (y) 10% of Consolidated Net Income, during any consecutive twelve (12) calendar month period, and (2) non-cash stock-based compensation expense; less (c) without duplication, and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods, or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of: (a) (i) Consolidated EBITDA, plus (ii) rentals paid or required to be paid under leases of real or personal, or mixed, property, less (iii) the aggregate amount of all non-financed cash Capital Expenditures, less (iv) Restricted Payments paid in cash; to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments (determined without giving effect to any reduction of such scheduled principal payments resulting from the application of any voluntary or optional prepayments made during such period), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, (iii) rentals paid or required to be paid leases of real or personal, or mixed, property, (iv) the aggregate amount of all Restricted Payments paid in cash including Permitted Tax Distributions, and (v) the aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Funded Indebtedness as of such date; to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided, that, Consolidated Net Income shall exclude (a) unusual and infrequent gains for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.20.

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2.0%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate, plus the Applicable Rate for Revolving Loans that are Base Rate Loans, plus two percent (2.0%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Account” has the meaning specified in Section 2.11(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting, including all warrants, options, or other rights for the purchase or acquisition) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, unless requested by the Lender, (b) unless requested by the Lender, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, and (d) the Equity Interests of any Foreign Subsidiary of any Loan Party, and (e) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Existing Indebtedness” has the meaning provided in Section 1.09(a).

“Existing Letters of Credit” has the meaning provided in Section 2.01(b).

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Revolving Commitment has terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary OpEx Payments” means cash payments made by the Borrower in the ordinary course of business to Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV to fund payroll and other ordinary course operating expenses.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification and the SEC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and (b) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 9.01 and Section 9.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)    all obligations under PACE Financings; and

(i)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Revolving Facility; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Revolving Facility.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by the Lender (in the case of each requested Interest Period, subject to availability), provided, that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date of the Revolving Facility.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” means, with respect to the Lender, the commitment of the Lender to issue Letters of Credit hereunder in an amount of up to $1,500,000. The L/C Commitment amount of the Lender may be modified from time to time by agreement between the Lender and the Borrower.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means the issuance of a Letter of Credit by the Lender in favor of the Borrower or any of its Subsidiaries in accordance with the terms of Section 2.04.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(j).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $1,500,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Collateral Documents, (d) each Issuer Document, (e) each Joinder Agreement, (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12, and (g) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, that, for purposes of Section 10.01, “Loan Documents” shall mean any of the foregoing that is signed by any Loan Party and the Lender.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Documents.

“Material Contract” means, with respect to any Person, each contract or agreement (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) any other contract, agreement, permit or license, written or oral, of the Borrower or its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” means any fee-owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $1,000,000 (at the Closing Date or, with respect to fee-owned real property located in the United States acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means with respect to the Revolving Facility, February 28, 2027; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower or, if fewer than four (4) consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i) or Section 2.12(a)(ii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit E or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Lender.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“PACE Financing” means any property assessed clean energy financing or similar energy efficiency or renewable energy financing repaid through assessments against property (without regard to the name given to such financing).

“Patriot Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Tax Distributions” means:

(a)    for any taxable period in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), distributions by Borrower to such direct or indirect parent of Borrower to pay federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided, that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and the Subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by the Borrower or any of its Subsidiaries; or

(b)    with respect to any taxable year (or portion thereof) with respect to which the Borrower is a partnership or disregarded entity for U.S. federal, state and/or local income tax purposes, distributions to the Borrower’s direct owner(s) in an aggregate amount equal to the product of (i) the net taxable income of the Borrower for such taxable year (or portion thereof), reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account, to the extent applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes, the deduction for qualified business income under Section 199A of the Code, and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any direct owner (or, if a direct owner is a pass-through entity, indirect owner) of the Borrower for the taxable year in question (or portion thereof).

“Permitted Transfers” means (a) Dispositions of inventory and raw materials in the ordinary course of business; (b) Dispositions of property to any Loan Party; provided, that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party; (e) the sale or disposition of Cash Equivalents for fair market value; and (f) dispositions or other transfers of equipment to a Foreign Subsidiary, provided, that, (i) no Default or Event of Default exists at the time of such disposition or transfer, and (ii) during any 12 month period, the fair market or book value (whichever is more) of such disposed of or transferred equipment does not exceed $200,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prior Loan Agreement” has the meaning specified in the preliminary statements hereto.

“Prior Revolving Loans” has the meaning specified in Section 2.01(b).

“Prior Term Loan” has the meaning specified in Section (a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.20.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of their respective Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of their respective Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of their respective Subsidiaries, now or hereafter outstanding, and (d) any payment made in connection with an Investment in violation of Section 7.03.

“Restricted Payment Conditions” shall be deemed satisfied in connection with a Restricted Payment if: (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment; (b) as of the date of any such Restricted Payment, immediately after giving effect thereto and at all times during the 30 day period immediately prior to such Restricted Payment, the Borrower shall have Availability of not less $4,000,000, calculated for such 30 day period on a pro forma basis assuming such Restricted Payment was made on the first day of such 30 day period; (c) the Borrower shall have a Consolidated Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the period of four Fiscal Quarters most recently ended prior to the date of such Restricted Payment, calculated on a pro forma basis assuming that such Restricted Payment was made during the period of four Fiscal Quarters most recently ended prior to the date of such Restricted Payment; and (d) Borrower shall have delivered to the Lender a certificate in form and substance reasonably satisfactory to the Lender certifying as to the items described in clauses (a), (b) and (c), including calculations of the items in clauses (b) and (c).

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02(a) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.04. The Revolving Commitment on the Closing Date shall be $15,000,000.

“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitments at such time.

“Revolving Loan” has the meaning specified in Section 2.02(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and the Lender or an Affiliate of the Lender.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or Article VII between any Loan Party and the Lender or an Affiliate of the Lender.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Lender, the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements, and the Indemnitees.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP.

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points;) for an Interest Period of three-month’s duration, 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration, and 0.71513% (71.513 basis points) for an Interest Period of twelve–months’ duration.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit D.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Subordinated Debt” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Lender in its sole discretion.

“Subordinated Debt Documents” means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subordinated Provisions” has the meaning specified in Section 8.01(m).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 10.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Group” has the meaning set forth in the definition of “Permitted Tax Distributions”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

“Threshold Amount” means $500,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Minnesota; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Minnesota, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means the aggregate amount of all reimbursement obligations owing to the Lender with respect to any L/C Disbursement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one-hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 (“Financial Instruments”) and FASB ASC 470–20 (“Debt with Conversion and Other Options”) on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)    Pro Forma Treatment. Each Disposition of all or substantially all of a line of business by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11, be given pro forma effect as of the first day of such Measurement Period.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07    UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08    Rates

The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service

1.09    Acknowledgment of Indebtedness and Release; Effect of Restatement.

(a)    Acknowledgment of Existing Indebtedness. The Borrower is indebted to the Lender under the Prior Loan Agreement for the loans made and letters of credit issued thereunder (collectively, the “Existing Indebtedness”). The Borrower acknowledges that the Existing Indebtedness and all related reimbursement obligations are owing to the Lender without setoff, recoupment, defense, deduction, counterclaim, credit, allowance or adjustment, whether in law or equity, of any nature of kind.

(b)    Acknowledgement and Release. The Loan Parties acknowledge and agree that the Lender fully performed all of its obligations under the Prior Loan Agreement and the Loan Documents (as defined in the Prior Loan Agreement). Furthermore, the Loan Parties also acknowledge and agree that the actions taken by the Lender to date in furtherance of the foregoing agreements and all other loan and security documents are reasonable and appropriate under the circumstances and are within its rights under such agreements and applicable law. Notwithstanding the foregoing, in consideration of the agreements and understandings herein, the Loan Parties and their Related Parties hereby release, discharge, and forever acquit the Lender and its Related Parties from all claims based on facts in existence as of the date of this Agreement, including those arising from or in any way related to the Prior Loan Agreement or the Loan Documents (as defined in the Prior Loan Agreement), or the lending relationship between the Loan Parties (or any of them) and the Lender, whether or not any such claim now exists or hereafter arises.

(c)    Effect of Restatement. The parties acknowledge and agree that this Agreement amends, modifies and restates the Prior Loan Agreement; provided that the execution and delivery of this Agreement does not constitute (i) a novation or (ii) a waiver or release of any rights, claims or remedies of the Lender under the Prior Loan Agreement or any indebtedness or other obligations owing to the Lender thereunder based on any facts of events occurring or existing prior to the date hereof and unknown to the Lender prior to the date hereof. From and after the date hereof, all Existing Indebtedness shall constitute Indebtedness of the Borrower to the Lender hereunder and all outstanding Loans (as defined in the Prior Loan Agreement) will be deemed to be a Revolving Loan made under and governed by this Agreement. Subject to the terms of this Agreement, all Loan Documents (as defined in the Prior Loan Agreement) shall remain in full force and effect, as the same may be amended, amended and restated, or otherwise modified on or about the date hereof, and all references to the Prior Loan Agreement or the Loan Documents (as defined in the Prior Loan Agreement) will be deemed to be references to this Agreement and to the Loan Documents (for the avoidance of doubt, as defined in this Agreement).

ARTICLE II

    COMMITMENTS AND CREDIT EXTENSIONS

2.01    Loans Made Under the Prior Loan Agreement.

(a)    Prior Term Loan. Subject to the terms and conditions of the Prior Loan Agreement, the Lender made a Term Loan (as defined in the Prior Loan Agreement) to the Borrower in the principal amount of $5,000,000 (the “Prior Term Loan”). The Borrower used the proceeds of the Prior Term Loan as described in the Prior Loan Agreement. The outstanding principal balance of the Prior Term Loan immediately prior to the effectiveness of this Agreement was $0.00.

(b)    Prior Revolving Loans; Existing Letters of Credit. Subject to the terms and conditions of the Prior Loan Agreement, the Lender made various Revolver Loans (as defined in the Prior Loan Agreement) to the Borrower, including but not limited to with respect to the issuance of those certain letters of credit set forth on Schedule 2.01(b) (collectively, the Existing Letters of Credit”). The outstanding principal balance of the Revolver Loans (as defined in the Prior Loan Agreement) immediately prior to the effectiveness of this Agreement was $11,921,792.10 (the “Prior Revolving Loans”). The Borrower used the proceeds of the Prior Revolving Loans as described in the Prior Loan Agreement.

2.02    Loans.

(a)    Revolving Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Facility. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.02(a). Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, that any Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Borrowing.

(b)    Refinance of the Prior Loans. The Prior Term Loan and the Prior Revolving Loans (including the Existing Letters of Credit) outstanding immediately before this Agreement becomes effective shall be deemed to be refinanced with an advance of the Revolving Loan made under this Agreement on the date hereof.

2.03    Borrowings, Conversions and Continuations of Loans.

(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such Loan Notice must be received by the Lender not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be, unless otherwise agreed by Lender, in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice and each telephonic notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under the Revolving Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)    Advances. Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that, if, on the date a Loan Notice with respect to a Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d)    Interest Rates. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

(e)    Interest Periods. After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than two (2) Interest Periods in effect in respect of the Revolving Facility.

(f)    Conforming Changes. With respect to SOFR or Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

2.04    Letters of Credit.

(a)    The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.02, the Borrower may request that the Lender issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account in such form as is acceptable to Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitment.

(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated and/or renewed, and specifying the date of issuance, amendment, extension, reinstatement and/or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply Section 2.04(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit, and such other information as shall be necessary to prepare, amend, extend, reinstate and/or renew such Letter of Credit. If requested by the Lender, the Borrower also shall submit a letter of credit application and reimbursement agreement on the Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated and/or renewed only if (and, upon issuance, amendment, extension, reinstatement and/or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to each such issuance, amendment, extension, reinstatement and/or renewal, the aggregate amount of the outstanding Letters of Credit issued by the Lender shall not exceed its L/C Commitment at such time.

(i)    The Lender shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender, shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally; or

(C)    except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $500,000.

(ii)    The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of: (i) the date that is twelve (12) months after the date of issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, the date that is twelve (12) months after the then‑current expiration date of such Letter of Credit); and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(e)    Reimbursement. If the Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Lender in respect of such L/C Disbursement by paying to the Lender an amount equal to such L/C Disbursement not later than 12:00 p.m. (noon) on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. on such Business Day, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided, that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:

(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower, or any waiver by the Lender which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically, even if such Letter of Credit required that demand be in the form of a draft;

(vi)    any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit, if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of, or successor to, any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(g)    Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(h)    Liability. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of, or in connection with, the issuance or transfer of any Letter of Credit by the Lender, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under, or relating to, any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the Lender; provided, that, the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination, and that:

(i)    the Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)    the Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)    the Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)    this sentence shall establish the standard of care to be exercised by the Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the Lender declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (E) the Lender retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Lender.

(i)    Applicability of ISP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued by the Lender, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT–IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(j)    Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) payable on the first (1st) Business Day following the end of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and, thereafter, on demand, and (ii) accrued through, and including, the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the election of the Lender in its sole discretion, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)    Documentary and Processing Charges Payable to the Lender. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(l)    Disbursement Procedures. The Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Lender shall promptly after such examination notify the Borrower in writing of such demand for payment if the Lender has made, or will make, an L/C Disbursement thereunder; provided, that, any failure to give, or delay in giving, such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such L/C Disbursement.

(m)    Interim Interest. If the Lender for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from, and including, the date such L/C Disbursement is made to, but excluding, the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (e) of this Section 2.04, then Section 2.08(b) shall apply.

(n)    Cash Collateralization.

(i)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of Cash Collateral pursuant to this clause (n), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Lender (the “Collateral Account”) an amount in cash equal to one-hundred and five percent (105.0%) of the L/C Obligations as of such date, plus any accrued and unpaid interest thereon, provided, that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) above, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to one-hundred and five percent (105.0%) of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.

(ii)    The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Lender to reimburse the Lender for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(o)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.05    Prepayments.

(a)         Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided, that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)         Mandatory.

(i)         Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(ii)         Application of Other Payments. Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first (1st) to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06    Termination or Reduction of Commitments.

(a)         Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided, that, (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)         Payment of Fees. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08    Interest and Default Rate.

(a)         Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan under the Revolving Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for the Revolving Facility; and (ii) each Base Rate Loan under the Revolving Facility shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)         Default Rate.

(i)         If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)         If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)         Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

In addition to certain fees described in Section 2.04 and Section 4.01(m):

(a)         Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations (the “Commitment Fee”). The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)         Other Fees.

The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Payments Generally.

(a)    General Payment Terms. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    Direct Debit.

(i)         The Borrower agrees that on the due date of any amount due under this Agreement, the Lender will debit the amount due from deposit account number xxxxxxxxxxxx owned by the Borrower, or such other of the Borrower’s accounts with the Lender as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower in accordance with the terms of this Agreement.

(ii)         The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Lender at the address specified at the end of this Agreement.

2.12    Cash Collateral.

(a)         Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)         Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Section 2.04, Section 2.05 or Section 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)         Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, that, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed on any payments made by the Borrower (including payments under this Section 3.01), the Borrower shall pay the Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

The Borrower will confirm that it has paid the Taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

3.02    Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon SOFR, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Term SOFR component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)         If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a to or continuation of any of such Loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Lender determines that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or Section 3.03(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate.

The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.10%, the Successor Rate will be deemed to be 0.10% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

3.04    Increased Costs.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)         subject the Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on the Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)         any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

3.06    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Commitment, repayment of all other Obligations hereunder and the Facility Termination Date.

ARTICLE IV

    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)    Officer’s Certificate. The Lender shall have received an Officer’s Certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c)    Legal Opinions of Counsel. The Lender shall have received an opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.

(d)    Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(e)    Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:

(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii)    searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Lender in order to perfect the Lender’s security interest in the Intellectual Property;

(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;

(iv)    stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated;

(v)    in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(g)(i) or Schedule 5.21(g)(ii), such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered in connection with Section 6.14 (such letters, consents and waivers shall be in form and substance satisfactory to the Lender);

(vi)    to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral; and

(vii)    Qualifying Control Agreements satisfactory to the Lender to the extent required to be delivered pursuant to Section 6.14.

(f)    Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Lender shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender, except for the terrorism insurance coverage required by the Lender, which Borrower shall obtain with evidence thereof delivered to the Lender in accordance with Section 6.19(b). The Loan Parties shall have delivered to the Lender an Authorization to Share Insurance Information.

(g)    Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial Borrowings under the Loan Documents and the other transactions contemplated hereby.

(h)    Financial Condition Certificate. The Lender shall have received, in form and substance satisfactory to the Lender, a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, as to certain financial matters.

(i)    Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(j)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(k)    Anti-Money-Laundering; Beneficial Ownership. The Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Lender a Beneficial Ownership Certification in relation to such Loan Party.

(l)    Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(m)    Fees and Expenses. The Lender shall have received (i) a non-refundable upfront fee in the amount of $22,500; and (ii) all fees and expenses, if any, owing pursuant to Section 2.09.

(n)    Due Diligence. The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender.

(o)    Other Documents. All other documents provided for herein or which the Lender may reasonably request or require.

(p)    Additional Information. Such additional information and materials which the Lender shall reasonably request or require.

4.02    Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively.

(b)    Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

    REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01    Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

5.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) notices and filings to be made with the SEC on or after the Closing Date in accordance with applicable laws, and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04    Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05    Financial Statements; No Material Adverse Effect.

(a)    Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and comprehensive income, cash flows and changes in Shareholder’s Equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities required to be accrued by GAAP for taxes, material commitments and Indebtedness.

(b)    Quarterly Financial Statements. The unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as of September 30, 2023, and the related Consolidated statements of income and comprehensive income, Shareholders’ Equity and cash flows for the fiscal quarter and year-to-date periods then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and comprehensive income, cash flows and changes in Shareholder’s Equity for the periods covered thereby.

(c)    Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements (and, in addition, after delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07    No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09    Environmental Matters.

(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect on any of the Loan Parties or any of their respective subsidiaries:

(i)    (A) None of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no, and to the best knowledge of the Loan Parties and their Subsidiaries never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (C) there is no and never has been any asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; (D) Hazardous Materials have not been released on, at, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or any property by or on behalf, or otherwise arising from the operations, of any Loan Party or any of its Subsidiaries; and (E) no Loan Party or any of its Subsidiaries has become subject to any Environmental Liability or knows of any facts or circumstances that could reasonably be expected to give rise to any Environmental Liability;

(ii)    (A) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries;

(iii)    The Loan Parties and their respective Subsidiaries: (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; (D) to the extent within the control of the Loan Parties and their respective Subsidiaries, will timely renew and comply with each of their Environmental Permits and any additional Environmental permits that may be required of any of them without material expense, and timely comply with any current, future or potential Environmental Law without material expense; and (E) are not aware of any requirements proposed for adoption or implementation under any Environmental Law.

5.10    Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule 5.10 was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents (except for the terrorism insurance coverage required by the Lender, which Borrower shall obtain with evidence thereof delivered to the Lender in accordance with Section 6.19(b)).

5.11    Taxes.

Each Loan Party and each of its Subsidiaries have timely filed all federal, material state and other material tax returns and reports required to be filed, and have timely paid all federal, material state and other material Taxes (whether or not shown on a tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The filing and recording of any and all documents required to perfect the security interests granted to the Lender (for the benefit of the Secured Parties) will not result in any documentary, stamp or other taxes.

5.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto, and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)    The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitment or this Agreement.

5.13    Margin Regulations; Investment Company Act.

(a)    Margin Regulations. Neither the Borrower not any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25.0%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower or any of its Subsidiaries and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)    Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14    Disclosure.

The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole as of the date of such report, financial statement, certificate or other information furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lender that such projected financial information is not to be viewed as fact and that actual results during the period or periods covered by such projected financial information may differ from such projected results and such differences may be material.

5.15    Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16    Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

5.17    Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18    Sanctions Concerns and Anti-Corruption Laws.

(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19    Responsible Officers.

Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule 1.01(b) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.

5.20    Subsidiaries; Equity Interests; Loan Parties.

(a)    Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule 5.20(a) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b)    Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule 5.20(b) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14 (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g., publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

5.21    Collateral Representations.

(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b)    Intellectual Property. Set forth on Schedule 5.21(b), as of the Closing Date and as of the last date such Schedule 5.21(b) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lender).

(c)    Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule 5.21(c) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a description of all Documents, Instruments, and Tangible Chattel Paper (each as defined in the UCC) of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Lender).

(d)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i)    Set forth on Schedule 5.21(d)(i), as of the Closing Date and as of the last date such Schedule 5.21(d)(i) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a description of all deposit accounts and securities accounts of the Loan Parties (other than those held with Lender), including the name of (A) the applicable Loan Party, (B) in the case of a deposit account, the depository institution and average amount held in such deposit account and whether such account is a zero balance account or a payroll account, and (C) in the case of a securities account, the securities intermediary or issuer and the average aggregate market value held in such securities account, as applicable.

(ii)    Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date such Schedule 5.21(d)(ii) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e)    Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date such Schedule 5.21(e) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Lender).

(f)    Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date such Schedule 5.21(f) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Lender pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.)).

(g)    Properties. Set forth on Schedule 5.21(g)(i), as of the Closing Date and as of the last date such Schedule 5.21(g)(i) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a list of all real property owned or leased by a Loan Party (including (i) the name of the Loan Party owning (or leasing) such real property, (ii) the street address of such real property (including, the city, county, state and zip code), and (iii) an indication if such location is leased or owned, and if leased, the name of the owner). Set forth on Schedule 5.21(g)(ii), as of the Closing Date and as of the last date such Schedule 5.21(g)(ii) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

(h)    Material Contracts. Set forth on Schedule 5.21(h), as of the Closing Date and as of the last date such Schedule 5.21(h) was required to be updated in accordance with Section 6.02, Section 6.13 and Section 6.14, is a complete and accurate list of all Material Contracts of the Borrower.

5.22    Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.23    Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

ARTICLE VI

    AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries, to:

6.01    Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, Consolidated balance sheets for Borrower and its Subsidiaries as of the end of such Fiscal Year, and the related Consolidated statements of income and comprehensive income, cash flows and Shareholders’ Equity for such Fiscal Year, which Consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;

(b)    as soon as available, and in any event within 45 days after the end of each Fiscal Quarter except the fourth quarter of each Fiscal Year, an unaudited Consolidated balance sheet for Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related statements of income and comprehensive income, and cash flows for such Fiscal Quarter and year-to-date period of the Fiscal Year then elapsed, setting forth in comparative form corresponding figures for the preceding Fiscal Year periods and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations for such period;

(c)    concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;

(e)    not later than 60 days following the end of each Fiscal Year, projections of Borrower’s Consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the following three Fiscal Years, year by year;

(f)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower;

(g)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(h)    such other reports and information (financial or otherwise) as Lender may request from time to time in connection with any Collateral or Borrower’s, any of its Subsidiaries’ or other Obligor’s financial condition or business.

6.02    Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of Section 6.01 (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2023), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and (ii) a copy of management’s discussion and analysis with respect to such financial statements. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b)    Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedule 5.10, Schedule 5.20(a), Schedule 5.20(b), Schedule 5.21(b), Schedule 5.21(c), Schedule 5.21(d)(i), Schedule 5.21(d)(ii), Schedule 5.21(e), Schedule 5.21(f), Schedule 5.21(g)(i), Schedule 5.21(g)(ii) and Schedule 5.21(h).

(c)    Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Lender, along with such other information as reasonably requested by the Lender. Provide notice to the Lender, not less than ten (10) days prior (or such extended period of time as agreed to by the Lender) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(d)    Audit Reports; Management Letters. Promptly after any request by the Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(e)    Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;.

(f)    Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02.

(g)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h)    Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(i)    Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any real property owned or leased by any Loan Party or any of its Subsidiaries to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j)    Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(k)    Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(l)    Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time-to-time reasonably request.

(m)    Documents required to be delivered pursuant to clauses (a) or (b) of Section 6.01 or pursuant to Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided, that, (x) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (y) the Borrower shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03    Notices.

Promptly, but in any event within two (2) Business Days, notify the Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)    of the occurrence of any ERISA Event; and

(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05;

(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07    Maintenance of Insurance.

(a)    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall: (i) provide for not less than thirty (30) days’ prior notice to the Lender of termination, lapse or cancellation of such insurance; (ii) name the Lender as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable; (iii) if reasonably requested by the Lender, include a breach of warranty clause; and (iv) be reasonably satisfactory in all other respects to the Lender.

(b)    Evidence of Insurance. Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies; (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)); (iii) declaration pages for each insurance policy; and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information.

6.08    Compliance with Laws.

Comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b)    maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10    Inspection Rights.

(a)    Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)    If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to the Borrower, to conduct, at the expense of the Borrower, an annual: (i) personal property asset appraisal on personal property Collateral of the Borrower and its Subsidiaries; (ii) real estate appraisal on real estate Collateral of the Borrower and its Subsidiaries; and (iii) field exam on the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries. Notwithstanding the foregoing, if no Event of Default exists, Borrower shall not be required to pay for more than one (1) appraisal of the Collateral per calendar year.

(c)    If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

6.11    Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12    Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.13    Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Domestic Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Lender in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Lender not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Lender in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 4.01(b) - (e), and Section 6.13 and such other documents or agreements as the Lender may reasonably request, including without limitation, updated Schedule 5.10, Schedule 5.20(a), Schedule 5.20(b), Schedule 5.21(b), Schedule 5.21(c), Schedule 5.21(d)(i), Schedule 5.21(d)(ii), Schedule 5.21(e), Schedule 5.21(f), Schedule 5.21(g)(i), Schedule 5.21(g)(ii) and Schedule 5.21(h).

6.14    Covenant to Give Security.

Except with respect to Excluded Property:

(a)    Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity, and all of its tangible and intangible personal property now owned or hereafter acquired by it, to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender.

(b)    Real Property. If any Loan Party intends to acquire a fee ownership interest in any Material Real Property after the Closing Date, it shall provide to the Lender within sixty (60) days (or such extended period of time as agreed to by the Lender in writing) a mortgage, deed of trust or such other applicable security instrument required by the Lender, and such lender’s policies of title insurance, legal opinions, and other documents and instruments as the Lender may request to cause such Material Real Property to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.

(c)    Landlord Waivers. In the case of (i) each headquarter location of the Loan Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $100,000, the Loan Parties will provide the Lender with such estoppel letters, consents and waivers from the landlords on such real property to the extent (A) requested by the Lender and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Lender).

(d)    Account Control Agreements. Except for accounts maintained with the Lender, no Loan Party shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) the accounts set forth on Schedule 6.14 and designated as unrestricted accounts; provided, that, the balance in any such account does not exceed $10,000 and the aggregate balance in all such accounts does not exceed $25,000, (ii) deposit accounts that are maintained at all times with depositary institutions as to which the Lender shall have received a Qualifying Control Agreement, (iii) securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement, and (iv) other deposit accounts, so long as at any time the balance in any such account does not exceed $10,000 and the aggregate balance in all such accounts does not exceed $25,000.

(e)    Updated Schedules. Concurrently with the delivery of any Collateral pursuant to the terms of this Section 6.14, the Borrower shall provide the Lender with the applicable updated Schedules: Schedule 5.10, Schedule 5.20(a), Schedule 5.20(b), Schedule 5.21(b), Schedule 5.21(c), Schedule 5.21(d)(i), Schedule 5.21(d)(ii), Schedule 5.21(e), Schedule 5.21(f), Schedule 5.21(g)(i), Schedule 5.21(g)(ii) and Schedule 5.21(h).

(f)    Further Assurances. At any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable to maintain in favor of the Lender, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.

6.15    Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16    Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with all Environmental Laws.

6.17    Anti-Corruption Laws; Sanctions.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.18    Cash Management.

Maintain all primary Loan Party cash management and treasury business with Bank of America, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts.

6.19    Further Assurances; Post-Closing.

(a)    Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b)    No later than July 15, 2024 (or such later date as agreed to by the Lender in writing), the Lender shall have received copies of all insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing the terrorism insurance required by the Lender; provided that if after taking all commercially reasonable action such terrorism insurance is not available to the Loan Parties, such terrorism insurance shall not be required for so long as it remains unavailable.

ARTICLE VII
    NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)    Liens pursuant to any Loan Document or otherwise in favor of the Lender;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)    Liens for Taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)    Liens securing Indebtedness permitted under Section 7.02(c); provided, that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)    Liens arising out of judgments or awards not resulting in an Event of Default; provided, that, the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(l)    Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(m)    Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection; and

(n)    Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority.

7.02    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents or otherwise owing to the Lender;

(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender;

(c)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;

(d)    Unsecured Indebtedness of any Loan Party (or any of their respective Subsidiaries) owed to a Loan Party, which Indebtedness shall (i) to the extent required by the Lender, be evidenced by promissory notes which shall be pledged to the Lender as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Lender and (iii) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”);

(e)    Guarantees of any Loan Party (or any of their respective Subsidiaries) in respect of Indebtedness otherwise permitted hereunder; and

provided, that, no Indebtedness permitted pursuant to this Section 7.02 shall consist of any obligation under a PACE Financing.

7.03    Investments.

Make or hold any Investments, except:

(a)    Investments held by any Loan Party in the form of cash or Cash Equivalents that are in the control of and subject to a Lien in favor of the Lender pursuant to documentation in form and substance satisfactory to the Lender;

(b)    advances to officers, directors and employees of any Loan Party (or any of their respective Subsidiaries) in an aggregate amount not to exceed $25,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)    Foreign Subsidiary OpEx Payments, Investments in Foreign Subsidiaries constituting advances or capital contributions to, or other investments in, such Subsidiaries in an aggregate amount not to exceed $500,000 during each calendar year, so long as (i) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to any such Investment; and (ii) as of the date of any such Investment, and immediately after giving effect thereto, the Borrower shall have Availability of not less $2,000,000;

(d)    Foreign Subsidiary OpEx Payments in an aggregate amount not to exceed $750,000 during each calendar month, so long as (i) such payments, and the expenses for which such payments are being made, are consistent with the Borrower’s historical practices with respect to the recipient of such payments and (ii) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to any such Foreign Subsidiary OpEx Payment;

(e)    other Investments, including additional Investments in Subsidiaries, subject to the satisfaction of the Restricted Payment Conditions with respect to such Investments;

(f)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)    Guarantees permitted by Section 7.02; and

(h)    Investments existing on the Closing Date and set forth on Schedule 7.03.

7.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that so long as no Default exists or would result therefrom:

(a)    any Guarantor or Subsidiary may merge with (i) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person, or (ii) any Guarantor; provided, that, a Guarantor shall be the continuing or surviving Person;

(b)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party; and

(c)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to any Loan Party.

7.05    Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Permitted Transfers;

(b)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(d)    Dispositions permitted by Section 7.04.

7.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    the Loan Parties and their respective Subsidiaries may make Restricted Payments to a Loan Party;

(b)    distributions consisting solely of redemptions of Equity Interests in the Borrower may be made in an aggregate amount not to exceed $300,000 during each calendar year;

(c)    Permitted Tax Distributions; and

(d)    any Subsidiary that is not a Loan Party (and is not required to be a Loan Party under this Agreement) may make Restricted Payments to any Person that is not otherwise in violation of this Agreement.

7.07    Change in Nature of Business.

Other than as set forth on Schedule 7.07, engage in any material line of business substantially different from those lines of business conducted by each Loan Party and their respective Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08    Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, and (f) except as otherwise specifically limited in this Agreement, other transactions which are immaterial or are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms’ length transaction with a Person other than an officer, director or Affiliate.

7.09    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

7.10    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11    Financial Covenants.

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower and its Subsidiaries as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower to be greater than 2.50 to 1.00.

(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower to be less than 1.25 to 1.00.

7.12    Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)    Amend any of its Organization Documents in a manner which is adverse to Lender and its rights and remedies under this Agreement and the other Loan Documents;

(b)    change its fiscal year;

(c)    without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business; or

(d)    make any change in accounting policies or reporting practices, except as required by GAAP.

7.13    Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.14    Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness (including the terms of any subordination agreement), except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, and (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b).

7.15    Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.16    Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.

ARTICLE VIII

    EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02, Section 6.03, Section 6.05, Section 6.10, Section 6.11, Section 6.14, Article VII or Article IX; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l)    Change of Control. There occurs any Change of Control; or

(m)    Subordination. (i) Any of the subordination, standstill, payover and insolvency related provisions of any of the Subordinated Debt Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Lender and the Secured Parties or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02    Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)    declare the Revolving Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)    exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity;

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.

ARTICLE IX

    CONTINUING GUARANTY

9.01    Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02    Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03    Certain Waivers.

Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

9.04    Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.05    Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Revolving Commitment and the Loans are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06    Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 9.06 shall survive termination of this Guaranty.

9.07    Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

9.08    Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09    Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that: (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party; and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10    Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

9.11    Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under Applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 9.11 to constitute, and this Section 9.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE X

    MISCELLANEOUS

10.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

This Agreement was prepared by:                                Taft Stettinius & Hollister LLP

2200 IDS Center

80 S. 8th Street

Minneapolis, MN 55402

Attention: Jamie L. Erickson, Esq.

Phone: 612.977.8775

E-mail: jerickson@taftlaw.com

(b)    Electronic Communications.

(i)    Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Lender). The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)         Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including but not limited to the reasonable fees, charges and disbursements of counsel for the Lender and due diligence expenses), and shall pay all fees and time charged and disbursements for attorneys who may be employees of the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(d) shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06    Successors and Assigns.

This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.07    Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.07 or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (ix) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Revolving Commitment.

(b)    Press Releases. Except as required by applicable U.S. federal securities laws, the Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c)    Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have under Applicable Law. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and until the Facility Termination Date.

10.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.13. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15    Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 10.15, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17    Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, Electronic Signature shall be promptly followed by a manually executed counterpart.

The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) waives any claim against the Lender and each Related Party for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

10.18    USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow the Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19    Time of the Essence.

Time is of the essence of the Loan Documents.

10.20    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER AND A LOAN PARTY: NORTECH SYSTEMS INCORPORATED, a Minnesota corporation

By:	/s/ Andrew D. C. LaFrence
Name: Andrew D. C. LaFrence Title: Chief Financial Officer and Senior Vice President of Finance

Credit Agreement

LENDER: BANK OF AMERICA, N.A., a national banking association

By:	/s/ Brian Bender
Name: Brian Bender Title: Vice President

Credit Agreement

Exhibit A

Form of Compliance Certificate

Financial Statement Date: [________, ____]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:

Credit Agreement, dated as of February [___], 2024, by and among NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the “Borrower”), the other Loan Parties party thereto, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that such individual is the Chief Financial Officer of the Borrower, and that, as such, such individual is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.         The Borrower has delivered (i) the year-end Consolidated audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for such fiscal year. Such Consolidated statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.         The Borrower has delivered the unaudited Consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the Consolidated financial condition, results of operations and comprehensive income, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, and such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

2.         The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under such individual’s supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such Consolidated financial statements.

3.         A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.         The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.         The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

NORTECH SYSTEMS INCORPORATED, a Minnesota corporation By: ___________________________________ Name: _________________________________ Title: Chief Financial Officer

Schedule A to Compliance Certificate

Financial Statement Date: [________, ____] (“Statement Date”)

I. Section 7.11(a) – Consolidated Leverage Ratio.
A. Consolidated Funded Indebtedness with respect to the Borrower and its Subsidiaries, on a Consolidated basis, for the Measurement Period ending on the Statement Date:

1.          The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:

$___________
2. All purchase money Indebtedness:	$___________

3.          The maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:

$___________
4. All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$___________
5. All Attributable Indebtedness:	$___________

6.          All obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:

$___________
7. Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Line A1 through Line A6 above of Persons other than the Borrower or any Subsidiary:	$___________

8.          All Indebtedness of the types referred to in Line A1 through Line A7 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:

$___________
9. Consolidated Funded Indebtedness (Sum of Lines A1 through A8):	$___________
B. Consolidated EBITDA with respect to the Borrower and its Subsidiaries, on a Consolidated basis, for the Measurement Period ending on the Statement Date:

1. Consolidated Net Income:	$___________
2. To the extent deducted in calculating Line B1, without duplication, Consolidated Interest Charges:	$___________
3. To the extent deducted in calculating Line B1, without duplication, the provision for federal, state, local and foreign income taxes payable:	$___________
4. To the extent deducted in calculating Line B1, without duplication, depreciation and amortization expense:	$___________

5.          To the extent deducted in calculating Line B1, without duplication, any non-cash items reducing Consolidated Net Income, including without limitation, (1) any asset impairment or restructuring costs in an aggregate amount not to exceed the lesser of (x) $750,000 or (y) 10% of Consolidated Net Income, during any consecutive twelve (12) calendar month period, and (2) non-cash stock-based compensation expense:

$___________
6. Sum of Lines B1 through B5:	$___________

7.          To the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods, or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):

$___________
8. Consolidated EBITDA (Sum of Line B6 minus Line B7):	$___________
C. Consolidated Leverage Ratio (the ratio of Line A9 to Line B8): (Not to exceed 2.50 to 1.00)	_______ to 1.00
II. Section 7.11(b) – Consolidated Fixed Charge Coverage Ratio.
D. Consolidated EBITDA (Line B8):	$___________
E. Rentals paid or required to be paid under leases of real or personal, or mixed, property for the Measurement Period ending on the Statement Date:	$___________
F. Sum of Line D plus Line E	$___________
G. The aggregate amount of all non-financed cash Capital Expenditures for the Measurement Period ending on the Statement Date:	$___________
H. Restricted Payments paid in cash for the Measurement Period ending on the Statement Date:	$___________

I. Sum of Line G plus Line H:	$___________
J. Sum of Line F minus Line I:	$___________
K. Consolidated Interest Charges to the extent paid in cash for the Measurement Period ending on the Statement Date:	$___________

L.         For the Measurement Period ending on the Statement Date, the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments (determined without giving effect to any reduction of such scheduled principal payments resulting from the application of any voluntary or optional prepayments made during such period), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02:

$___________
M. Rentals paid or required to be paid leases of real or personal, or mixed, property for the Measurement Period ending on the Statement Date:	$___________
N. The aggregate amount of all Restricted Payments paid in cash including Permitted Tax Distributions for the Measurement Period ending on the Statement Date:	$___________

O.         The aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the Measurement Period ending on the Statement Date:

$___________
P. Sum of Line K through Line O:	$___________
Q. Consolidated Fixed Charge Coverage Ratio (the ratio of Line J to Line P): (Not to be less than 1.25 to 1.00)	_______ to 1.00

Exhibit B

Form of Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [__________, ____], is by and among [_____________________, a ______________________] (the “Subsidiary Guarantor”), NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and Bank of America, N.A., a national banking association (the “Lender”) under that certain Credit Agreement dated as of February [___], 2024 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the other Loan Parties from time to time party thereto, and the Lender. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an additional Loan Party, and, consequently, the Loan Parties are required by Section 6.13 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Lender, for the benefit of the Secured Parties:

1.         The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Secured Obligations in accordance with Article IX of the Credit Agreement.

2.         Each of the Subsidiary Guarantor and the Borrower hereby agree that all of the representations and warranties contained in Article V of the Credit Agreement and each other Loan Document are true and correct as of the date hereof.

3.         The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this Paragraph 2, the Subsidiary Guarantor hereby grants, pledges and assigns to the Lender, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Subsidiary Guarantor in and to the Collateral (as such term is defined in Section [2] of the Security Agreement) of the Subsidiary Guarantor.

4.         The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document and Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A.

5.         The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

6.         Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

7.         This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Section 10.13 and Section 10.14 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SUBSIDIARY GUARANTOR:

[__________________, a _________________]

By: ___________________________________

Name: _________________________________

Title: __________________________________

BORROWER:

NORTECH SYSTEMS INCORPORATED, a Minnesota corporation

By: ___________________________________

Name: _________________________________

Title: Chief Financial Officer

Acknowledged, accepted and agreed:

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:

Name:

Title: